The Gateway Variable Insurance Trust
Form N-SAR

Sub-Item 77K: Changes in registrant's certifying accountant

On August 13, 2002, Arthur Andersen LLP ("AA") was dismissed as independent accountants for the Gateway Variable Insurance Trust (the "Trust"). AA was previously engaged as the accountant to audit the Trust's financial statements.

AA issued reports on the Trust's financial statements for the year ended December 31, 2001. Such report did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to dismiss AA was recommended by the Trust's Audit Committee and approved by the Trust's Board of Trustees.

At no time during the Trust's inception date through its most recent fiscal year and any subsequent interim period preceding the dismissal of AA, were there any disagreements with AA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure; which disagreements, if not resolved to the satisfaction of AA, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. At no time during the Trust's inception date through its most recent fiscal year and any subsequent interim period preceding thedismissal of AA did any of the events enumerated in paragraphs
(1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

Upon recommendation of the Trust's Audit Committee and upon approval of the Trust's Board of Trustees, Ernst & Young LLP had been selected on August 13, 2002 as the new independent accountants to audit the Trust's financial statements. At no time during the Trust's most recent fiscal year and any subsequent interim period prior to engaging Ernst & Young LLP did any of the events enumerated in sections (2)(i) through (ii) of Item 304(a) of Regulation S-K occur.

The Trust has provided AA with a copy of these disclosures and has requested AA to furnish the Trust with a letter addressed to the Commission stating whether it agrees with the statements made by the Trust herein and, if not, stating the respects in which it does not agree. The Trust has not received such letter from AA.